                                                                     Exhibit 2.1

    UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

    The following unaudited pro forma condensed consolidated financial statements are based on the historical financial statements of CCIC and the historical financial statements of the entities acquired by CCIC during the periods presented, adjusted to give effect to the following transactions:

  (1) our 1999 debt and equity offerings and the issuance of the convertible preferred stock and warrants in the GE Capital transaction;

  (2) the Bell Atlantic joint venture;

  (3) the BellSouth transaction;

  (4) the Powertel acquisition;

  (5) the recent borrowings under the term loans in connection with the GTE transaction;

  (6) this offering; and

  (7) the conversion of France Telecom's ownership interest in CCUK into shares of our common stock and resulting roll-up of CCUK into CCIC.

    The Unaudited Pro Forma Condensed Consolidated Statements of Operations for the year ended December 31, 1999 and the three months ended March 31, 2000 give effect to these transactions as if they had occurred as of January 1, 1999. The Unaudited Pro Forma Condensed Consolidated Balance Sheet gives effect to the transactions described in clauses (5) through (7) above as if they had been completed as of March 31, 2000. The pro forma adjustments are described in the accompanying notes and are based upon available information and certain assumptions that management believes are reasonable.

    Included in the notes accompanying the pro forma financial statements are tables summarizing the unaudited pro forma results of operations and balance sheet for CCIC and its subsidiaries that are restricted by covenants in our high yield debt instruments. These subsidiaries exclude our U.K. subsidiaries and the Bell Atlantic joint venture, both of which are designated as unrestricted subsidiaries under our high yield debt instruments.

    The pro forma financial statements do not purport to represent what CCIC's results of operations or financial condition would actually have been had these transactions in fact occurred on such dates or to project CCIC's results of operations or financial condition for any future date or period. The pro forma financial statements should be read in conjunction with the consolidated financial statements and related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in CCIC's most recent annual report on Form 10-K and quarterly report on Form 10-Q.

    The Bell Atlantic joint venture and the Powertel acquisition are accounted for under the purchase method of accounting. The total purchase price for the Bell Atlantic joint venture and the Powertel acquisition has been allocated to the identifiable tangible and intangible assets and liabilities of the applicable acquired business based upon CCIC's estimate of their fair values with the remainder allocated to goodwill and other intangible assets.

    In April 2000, CCIC (1) paid $538.8 million in cash (of which $395.9 million resulted from borrowings under the term loans) in connection with closings for the GTE Wireless, Optus, BellSouth and BellSouth DCS transactions and (2) used $50.0 million in funds from an escrow account in connection with a closing for the GTE Wireless transaction. The effect of these payments has not been reflected in the Unaudited Pro Forma Condensed Consolidated Balance Sheet.

      UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

                         Year Ended December 31, 1999
               (Dollars in thousands, except per share amounts)

                                                                Adjustments                                  Pro Forma for
                                                                  for 1999                                       1999
                                 Adjustments                    Acquisitions                                 Transactions,
                                     for                          and Bell     Adjustments    Adjustments      2000 Term
                     Historical     1999        Historical 1999    South        for 2000          for          Loans and
                        CCIC      Offerings     Acquisitions(c) Transaction    Term Loans      Offering        Offering
                     ----------  -----------    --------------- ------------   -----------    -----------    -------------
Net revenues:
 Site rental and
 broadcast
 transmission......  $ 267,894    $    --           $ 5,569       $ 35,671 (d)  $    --        $     --        $ 309,134
 Network services
 and other.........     77,865         --               --             --            --              --           77,865
                     ---------    --------          -------       --------      --------       ---------       ---------
   Total net
   revenues........    345,759         --             5,569         35,671           --              --          386,999
                     ---------    --------          -------       --------      --------       ---------       ---------
Operating expenses:
 Costs of
 operations:
   Site rental and
   broadcast
   transmission....    114,436         --             7,948          7,207 (e)       --              --          129,591
   Network services
   and other.......     42,312         --               --             --            --              --           42,312
 General and
 administrative....     43,823         --               --          10,878 (f)       --              --           54,701
 Corporate
 development.......      5,403         --               --             --            --              --            5,403
 Restructuring
 charges...........      5,645         --               --             --            --              --            5,645
 Non-cash
 compensation
 charges...........      2,173         --               --             --            --              --            2,173
 Depreciation and
 amortization......    130,106         --             5,532         27,887 (g)       --              --          163,525
                     ---------    --------          -------       --------      --------       ---------       ---------
                       343,898         --            13,480         45,972           --              --          403,350
                     ---------    --------          -------       --------      --------       ---------       ---------
Operating income
(loss).............      1,861         --            (7,911)       (10,301)          --              --          (16,351)
Other income
(expense):
 Interest and
 other income
 (expense).........     17,731         --               --             --            --              --           17,731
 Interest expense
 and amortization
 of deferred
 financing costs...   (110,908)    (36,947)(a)          --          (4,428)(h)   (47,250)(j)     (12,291)(k)    (211,824)
                     ---------    --------          -------       --------      --------       ---------       ---------
Income (loss)
before income
taxes, minority
interests and
cumulative effect
of change in
accounting
principle..........    (91,316)    (36,947)          (7,911)       (14,729)      (47,250)       (12,291)        (210,444)
Provision for
income taxes.......       (275)        --               --             --            --              --             (275)
Minority
interests..........     (2,756)        --               --           1,224 (i)       --              --           (1,532)
                     ---------    --------          -------       --------      --------       ---------       ---------
Income (loss)
before cumulative
effect of change in
accounting
principle..........    (94,347)    (36,947)          (7,911)       (13,505)      (47,250)       (12,291)        (212,251)
Cumulative effect
of change in
accounting
principle for costs
of start-up
activities.........     (2,414)        --               --             --            --              --           (2,414)
                     ---------    --------          -------       --------      --------       ---------       ---------
Net income (loss)..    (96,761)    (36,947)          (7,911)       (13,505)      (47,250)       (12,291)        (214,665)
Dividends on
preferred stock....    (28,881)    (14,916)(b)          --             --            --              --          (43,797)
                     ---------    --------          -------       --------      --------       ---------       ---------
Net income (loss)
after deduction of
dividends on
preferred stock....  $(125,642)   $(51,863)         $(7,911)      $(13,505)     $(47,250)      $(12,291)       $(258,462)
                     =========    ========          =======       ========      ========       =========       =========
Per common share--
basic and diluted:
Loss before
cumulative effect
of change in
accounting
principle..........  $   (0.94)                                                                                $   (1.62)
Cumulative effect
of change in
accounting
principle..........      (0.02)                                                                                    (0.02)
                     ---------                                                                                 ---------
Net loss...........  $   (0.96)                                                                                $   (1.64)
                     =========                                                                                 =========
Common shares
outstanding--basic
and diluted (in
thousands).........    131,466                                                                                   158,016
                     =========                                                                                 =========
                                      Pro Forma
                                     for 1999 and
                      Adjustments        2000
                       for CCUK      Transactions
                     Consolidation   and Offering
                     --------------- ------------
Net revenues:
 Site rental and
 broadcast
 transmission......    $    --        $ 309,134
 Network services
 and other.........         --           77,865
                     --------------- ------------
   Total net
   revenues........         --          386,999
                     --------------- ------------
Operating expenses:
 Costs of
 operations:
   Site rental and
   broadcast
   transmission....         --          129,591
   Network services
   and other.......         --           42,312
 General and
 administrative....         --           54,701
 Corporate
 development.......         --            5,403
 Restructuring
 charges...........         --            5,645
 Non-cash
 compensation
 charges...........         --            2,173
 Depreciation and
 amortization......      30,148 (l)     193,673
                     --------------- ------------
                         30,148         433,498
                     --------------- ------------
Operating income
(loss).............     (30,148)        (46,499)
Other income
(expense):
 Interest and
 other income
 (expense).........         --           17,731
 Interest expense
 and amortization
 of deferred
 financing costs...         --         (211,824)
                     --------------- ------------
Income (loss)
before income
taxes, minority
interests and
cumulative effect
of change in
accounting
principle..........     (30,148)       (240,592)
Provision for
income taxes.......         --             (275)
Minority
interests..........       3,835 (m)       2,303
                     --------------- ------------
Income (loss)
before cumulative
effect of change in
accounting
principle..........     (26,313)       (238,564)
Cumulative effect
of change in
accounting
principle for costs
of start-up
activities.........         --           (2,414)
                     --------------- ------------
Net income (loss)..     (26,313)       (240,978)
Dividends on
preferred stock....         --          (43,797)
                     --------------- ------------
Net income (loss)
after deduction of
dividends on
preferred stock....    $(26,313)      $(284,775)
                     =============== ============
Per common share--
basic and diluted:
Loss before
cumulative effect
of change in
accounting
principle..........                   $   (1.61)
Cumulative effect
of change in
accounting
principle..........                       (0.01)
                                     ------------
Net loss...........                   $   (1.62)
                                     ============
Common shares
outstanding--basic
and diluted (in
thousands).........                     175,459
                                     ============

     See Notes to Unaudited Pro Forma Condensed Consolidated Statements of
                                  Operations

      UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

                       Three Months Ended March 31, 2000
               (Dollars in thousands, except per share amounts)

                                                                   Pro
                                                                  Forma
                                                                 for 2000
                                                                   Term                    Pro Forma
                                     Adjustments    Adjustments   Loans     Adjustments     for 2000
                          Historical  for 2000          for        and       for CCUK     Transactions
                             CCIC    Term Loans      Offering    Offering  Consolidation  and Offering
                          ---------- -----------    -----------  --------  -------------  ------------
Net revenues:
 Site rental and
 broadcast
 transmission...........   $ 93,741   $    --          $ --      $ 93,741     $   --        $ 93,741
 Network services and
 other..................     30,503        --            --        30,503         --          30,503
                           --------   --------         -----     --------     -------       --------
   Total net revenues...    124,244        --            --       124,244         --         124,244
                           --------   --------         -----     --------     -------       --------
Operating expenses:
 Costs of operations:
   Site rental and
   broadcast
   transmission.........     40,287        --            --        40,287         --          40,287
   Network services and
   other................     15,901        --            --        15,901         --          15,901
 General and
 administrative.........     14,853        --            --        14,853         --          14,853
 Corporate
 development............      2,071        --            --         2,071         --           2,071
 Non-cash compensation
 charges................        461        --            --           461         --             461
 Depreciation and
 amortization...........     45,122        --            --        45,122       7,537 (l)     52,659
                           --------   --------         -----     --------     -------       --------
                            118,695        --            --       118,695       7,537        126,232
                           --------   --------         -----     --------     -------       --------
Operating income
(loss)..................      5,549        --            --         5,549      (7,537)        (1,988)
Other income (expense):
 Interest and other
 income (expense).......      5,704        --            --         5,704         --           5,704
 Interest expense and
 amortization of
 deferred financing
 costs..................    (41,761)   (12,907)(j)      (948)(k)  (55,616)        --         (55,616)
                           --------   --------         -----     --------     -------       --------
Income (loss) before
income taxes, minority
interests and
extraordinary item......    (30,508)   (12,907)         (948)     (44,363)     (7,537)       (51,900)
Provision for income
taxes...................        (11)       --            --           (11)        --             (11)
Minority interests......     (1,541)       --            --        (1,541)      1,303 (m)       (238)
                           --------   --------         -----     --------     -------       --------
Income (loss) before
extraordinary item......    (32,060)   (12,907)         (948)     (45,915)     (6,234)       (52,149)
Extraordinary item--loss
on early extinguishment
of debt.................     (1,495)       --            --        (1,495)        --          (1,495)
                           --------   --------         -----     --------     -------       --------
Net income (loss).......    (33,555)   (12,907)         (948)     (47,410)     (6,234)       (53,644)
Dividends on preferred
stock...................    (11,493)       --            --       (11,493)        --         (11,493)
                           --------   --------         -----     --------     -------       --------
Net income (loss) after
deduction of dividends
on preferred stock......   $(45,048)  $(12,907)        $(948)    $(58,903)    $(6,234)      $(65,137)
                           ========   ========         =====     ========     =======       ========
Per common share--basic
and diluted:
 Loss before
 extraordinary item.....   $  (0.27)                             $  (0.36)                  $  (0.36)
 Extraordinary item.....      (0.01)                                (0.01)                     (0.01)
                           --------                              --------                   --------
 Net loss...............     $(0.28)                             $  (0.37)                  $  (0.37)
                           ========                              ========                   ========
Common shares
outstanding--basic and
diluted (in thousands)..    158,566                               158,566                    176,010
                           ========                              ========                   ========

     See Notes to Unaudited Pro Forma Condensed Consolidated Statements of
                                  Operations

  Notes to Unaudited Pro Forma Condensed Consolidated Statements of Operations
                             (Dollars in thousands)

(a) Reflects:
  (1) increase in interest expense as a result of the issuance of the notes in the 1999 debt offerings of $36,132; and
  (2) amortization of deferred financing costs related to the notes issued in the 1999 debt offerings of $815.
(b) Reflects the increase in dividends attributable to the issuance of the convertible preferred stock.
(c) Reflects:
  (1) the historical results of operations of the tower operations contributed to the Bell Atlantic joint venture, comprising net revenues, costs of operations and depreciation and amortization of $3,705, $5,359 and $1,899, respectively; and
  (2) the historical results of operations of the tower operations acquired in the Powertel acquisition, comprising net revenues, costs of operations and depreciation and amortization of $1,864, $2,589 and $3,633, respectively.
(d) Reflects:
  (1) additional revenues to be recognized by the Bell Atlantic joint venture under the global lease and the formation agreement of $8,092;
  (2) additional revenues to be recognized by CCIC in connection with the BellSouth transaction for the sublease of tower space by BellSouth, including $16,842 in revenues to be received from BellSouth and $4,552 in revenues to be received from other tenants; and
  (3) additional revenues to be recognized by CCIC in connection with the Powertel acquisition under the master site agreements of $6,185.
(e) Reflects additional costs to be incurred for ground rents in connection with the BellSouth agreement.
(f) We expect that the Bell Atlantic joint venture will incur incremental operating expenses as a stand-alone entity. Such incremental expenses are estimated to amount to approximately $1,313 for the year ended December 31, 1999. In addition, we expect that we will incur incremental operating expenses as a result of the BellSouth transaction and the Powertel acquisition. Such incremental expenses are estimated to amount to approximately $9,565 for the year ended December 31, 1999. These incremental operating expenses are based on management's best estimates rather than any contractual obligations.
(g) Reflects the incremental depreciation of property and equipment as a result of:
  (1) the Bell Atlantic joint venture for $6,222;
  (2) the BellSouth transaction for $19,282; and
  (3) the Powertel acquisition for $2,383.
    Property and equipment is being depreciated over twenty years.
(h) Reflects additional interest expense attributable to borrowings under the credit facility entered into by the Bell Atlantic joint venture. Such borrowings were initially estimated to incur interest at a rate of 9.25% per annum.
(i) Reflects the minority partner's 38.5% interest in the Bell Atlantic joint venture's operations.
(j) Reflects:
  (1) increase in interest expense as a result of borrowings under the term loans of $46,875 for the year ended December 31, 1999 and $12,813 for the three months ended March 31, 2000; and
  (2) amortization of deferred financing costs related to the term loans of $375 for the year ended December 31, 1999 and $94 for the three months ended March 31, 2000.

  Borrowings under the term loans are currently incurring interest at a rate of 10.06% per annum, with such interest rate increasing on a periodic basis.
(k) Reflects:
  (1) increase in interest expense as a result of the issuance of the notes in this offering of $53,750 for the year ended December 31, 1999 and $13,438 for the three months ended March 31, 2000;
  (2) amortization of deferred financing costs related to the notes in the proposed offering of $1,666 for the year ended December 31, 1999 and $417 for the three months ended March 31, 2000;
  (3) decrease in interest expense as a result of the repayment of borrowings under the term loans of $46,875 for the year ended December 31, 1999 and $12,813 for the three months ended March 31, 2000;
  (4) the write-off of unamortized deferred financing costs related to the term loans of $3,750 for the year ended December 31, 1999; and
  (5) the elimination of amortization of deferred financing costs related to the term loans of $94 for the three months ended March 31, 2000.
(l) Reflects the incremental amortization of goodwill as a result of the increased ownership in CCUK. Goodwill is being amortized over twenty years.
(m) Reflects the elimination of minority interests related to CCUK's operations as a result of CCUK becoming a wholly owned subsidiary of CCIC.

    The following tables summarize the unaudited pro forma results of operations for the restricted group under our high yield debt instruments. Such information is not intended as an alternative measure of the operating results as would be determined in accordance with generally accepted accounting principles.

                                         Year Ended  December 31, 1999
                                 ---------------------------------------------
                                                              Restricted Group
                                    Pro Forma                    Pro Forma
                                    for 1999                      for 1999
                                  Transactions,  Exclusion of  Transactions,
                                 2000 Term Loans Unrestricted 2000 Term Loans
                                  and Offering   Subsidiaries   and Offering
                                 --------------- ------------ ----------------
Net revenues:
 Site rental and broadcast
  transmission..................    $ 309,134     $(221,398)     $  87,736
 Network services and other.....       77,865       (31,981)        45,884
                                    ---------     ---------      ---------
   Total net revenues...........      386,999      (253,379)       133,620
                                    ---------     ---------      ---------
Operating expenses:
 Costs of operations:
   Site rental and broadcast
    transmission................      129,591       (99,095)        30,496
   Network services and other...       42,312       (20,275)        22,037
 General and administrative.....       54,701       (12,084)        42,617
 Corporate development..........        5,403          (819)         4,584
 Restructuring charges..........        5,645           --           5,645
 Non-cash compensation
  charges.......................        2,173          (769)         1,404
 Depreciation and
  amortization..................      163,525       (95,873)        67,652
                                    ---------     ---------      ---------
                                      403,350      (228,915)       174,435
                                    ---------     ---------      ---------
Operating income (loss).........      (16,351)      (24,464)       (40,815)
Other income (expense):
 Interest and other income
  (expense).....................       17,731        (7,797)         9,934
 Interest expense and
  amortization of deferred
  financing costs...............     (211,824)       44,995       (166,829)
                                    ---------     ---------      ---------
Income (loss) before income
 taxes, minority interests and
 cumulative effect of change in
 accounting principle...........     (210,444)       12,734       (197,710)
Provision for income taxes......         (275)          --            (275)
Minority interests..............       (1,532)        1,532             --
                                    ---------     ---------      ---------
Income (loss) before cumulative
 effect of change in accounting
 principle......................     (212,251)       14,266       (197,985)
Cumulative effect of change in
 accounting principle for costs
 of start-up activities.........      (2,,414)          --          (2,414)
                                    ---------     ---------      ---------
Net income (loss)...............     (214,665)       14,266       (200,399)
Dividends on preferred stock....      (43,797)          --         (43,797)
                                    ---------     ---------      ---------
Net income (loss) after
 deduction of dividends on
 preferred stock................    $(258,462)    $  14,266      $(244,196)
                                    =========     =========      =========

                                        Three Months Ended  March 31, 2000
                                    ------------------------------------------
                                                              Restricted Group
                                     Pro Forma                   Pro Forma
                                      for 2000   Exclusion of     for 2000
                                     Term Loans  Unrestricted    Term Loans
                                    and Offering Subsidiaries   and Offering
                                    ------------ ------------ ----------------
Net revenues:
 Site rental and broadcast
  transmission.....................   $ 93,741     $(62,371)      $ 31,370
 Network services and other........     30,503      (12,414)        18,089
                                      --------     --------       --------
   Total net revenues..............    124,244      (74,785)        49,459
                                      --------     --------       --------
Operating expenses:
 Costs of operations:
   Site rental and broadcast
    transmission...................     40,287      (28,622)        11,665
   Network services and other......     15,901       (8,134)         7,767
 General and administrative........     14,853       (2,823)        12,030
 Corporate development.............      2,071         (285)         1,786
 Non-cash compensation charges.....        461          (54)           407
 Depreciation and amortization.....     45,122      (23,672)        21,450
                                      --------     --------       --------
                                       118,695      (63,590)        55,105
                                      --------     --------       --------
Operating income (loss)............      5,549      (11,195)        (5,646)
Other income (expense):
 Interest and other income
  (expense)........................      5,704         (656)         5,048
 Interest expense and amortization
  of deferred financing costs......    (55,616)      12,661        (42,955)
                                      --------     --------       --------
Income (loss) before income taxes,
 minority interests and
 extraordinary item................    (44,363)         810        (43,553)
Provision for income taxes.........        (11)         --             (11)
Minority interests.................     (1,541)       1,441           (100)
                                      --------     --------       --------
Income (loss) before extraordinary
 item..............................    (45,915)       2,251        (43,664)
Extraordinary item--loss on early
 extinguishment of debt............     (1,495)         --          (1,495)
                                      --------     --------       --------
Net income (loss)..................    (47,410)       2,251        (45,159)
Dividends on preferred stock.......    (11,493)         --         (11,493)
                                      --------     --------       --------
Net income (loss) after deduction
 of dividends on preferred stock...   $(58,903)    $  2,251       $(56,652)
                                      ========     ========       ========

           UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

                             As of March 31, 2000
                            (Dollars in thousands)

                                                                   Pro Forma                    Pro Forma
                                     Adjustments                    for 2000    Adjustments     for  2000
                          Historical  for 2000     Adjustments     Term Loans    for CCUK      Transactions
                             CCIC    Term Loans    for Offering   and Offering Consolidation   and Offering
                          ---------- -----------   ------------   ------------ -------------   ------------
Assets:
Current assets:
 Cash and cash
 equivalents............  $  509,505  $395,875(a)    $ 81,674 (d)  $  987,054    $    --        $  987,054
 Receivables............      88,041       --             --           88,041         --            88,041
 Inventories............      24,948       --             --           24,948         --            24,948
 Prepaid expenses and
 other current assets...      12,897       --             --           12,897         --            12,897
                          ----------  --------       --------      ----------    --------       ----------
   Total current
   assets...............     635,391   395,875         81,674       1,112,940         --         1,112,940
Property and equipment,
net.....................   2,851,855       --             --        2,851,855         --         2,851,855
Escrow deposit for
acquisition.............      50,000       --             --           50,000         --            50,000
Goodwill and other
intangible assets, net..     595,166       --             --          595,166     599,387 (h)    1,194,553
Deferred financing costs
and other assets, net...      80,100     4,125(b)      14,201 (e)      98,426         --            98,426
                          ----------  --------       --------      ----------    --------       ----------
                          $4,212,512  $400,000       $ 95,875      $4,708,387    $599,387       $5,307,774
                          ==========  ========       ========      ==========    ========       ==========
Liabilities and
Stockholders' Equity:
Current liabilities:
 Accounts payable.......  $   43,640  $    --        $    --       $   43,640    $    --        $   43,640
 Other current
 liabilities............      99,824       --             --           99,824         --            99,824
 Long-term debt,
 current maturities.....         --        --             --              --          --               --
                          ----------  --------       --------      ----------    --------       ----------
   Total current
   liabilities..........     143,464       --             --          143,464         --           143,464
Long-term debt..........   1,892,566   400,000(c)     100,000 (f)   2,392,566         --         2,392,566
Other liabilities.......      75,250       --             --           75,250         --            75,250
                          ----------  --------       --------      ----------    --------       ----------
   Total liabilities....   2,111,280   400,000        100,000       2,611,280         --         2,611,280
                          ----------  --------       --------      ----------    --------       ----------
Minority interests......      74,529       --             --           74,529     (42,752)(i)       31,777
Redeemable preferred
stock...................     430,291       --             --          430,291         --           430,291
Stockholders' equity....   1,596,412       --          (4,125)(g)   1,592,287     642,139 (j)    2,234,426
                          ----------  --------       --------      ----------    --------       ----------
                          $4,212,512  $400,000       $ 95,875      $4,708,387    $599,387       $5,307,774
                          ==========  ========       ========      ==========    ========       ==========


     See Notes to Unaudited Pro Forma Condensed Consolidated Balance Sheet

       Notes to Unaudited Pro Forma Condensed Consolidated Balance Sheet
                             (Dollars in thousands)

(a) Reflects the following adjustments to cash and cash equivalents:

   (1) Increase resulting from borrowings under the term loans......  $ 400,000
   (2) Decrease resulting from the payment of fees and expenses
       related to the term loans....................................     (4,125)
                                                                      ---------
     Total adjustments to cash and cash equivalents.................  $ 395,875
                                                                      =========
(b) Reflects deferred financing costs resulting from the payment of fees and expenses related to the term loans.
(c) Reflects the increase resulting from borrowings under the term loans.
(d) Reflects the following adjustments to cash and cash equivalents:
   (1) Increase resulting from the receipt of proceeds from this offering.....................................................  $ 500,000
   (2) Decrease resulting from the payment of underwriting discounts and commissions and other fees and expenses related to this
       offering.....................................................    (18,326)
   (3) Decrease resulting from the repayment of borrowings under the
       term loans...................................................   (400,000)
                                                                      ---------
     Total adjustments to cash and cash equivalents.................  $  81,674
                                                                      =========
(e) Reflects the following adjustments to deferred financing costs and other assets, net:
   (1) Increase resulting from the payment of underwriting discounts and commissions and other fees and expenses related to this offering.....................................................  $  18,326
   (2) Decrease resulting from the write-off of deferred financing
       costs related to the term loans..............................     (4,125)
                                                                      ---------
     Total adjustments to deferred financing costs and other assets, net...........................................................  $  14,201
                                                                      =========
(f) Reflects the following adjustments to long-term debt:
   (1) Increase resulting from the receipt of proceeds from this offering.....................................................  $ 500,000
   (2) Decrease resulting from the repayment of borrowings under the
       term loans...................................................   (400,000)
                                                                      ---------
     Total adjustments to long-term debt............................  $ 100,000
                                                                      =========

(g) Reflects the write-off of deferred financing costs related to the term loans.
(h) Reflects the increase resulting from the increased ownership of CCUK.
(i) Reflects the decrease resulting from CCUK becoming a wholly owned subsidiary of CCIC.
(j) Reflects the increase resulting from the issuance of common stock for the increased ownership in CCUK.

    The following table summarizes the adjustments for the 2000 term loans, with increases to liabilities balances shown as negative amounts:

                                             Adjustment Reference
                                             ----------------------
                                             (a)(1),(c)  (a)(2),(b)   Total
                                             ----------  ---------- ---------
   Cash and cash equivalents................ $ 400,000    $(4,125)  $ 395,875
   Deferred financing costs and other
    assets, net.............................       --       4,125       4,125
   Long-term debt...........................  (400,000)       --     (400,000)
                                             ---------    -------   ---------
                                             $     --     $   --    $     --
                                             =========    =======   =========

    The following table summarizes the adjustments for this offering, with increases to liabilities and stockholders' equity balances shown as negative amounts:

                                         Adjustment Reference
                          ----------------------------------------------------
                           (d)(1),
                           (f)(1)    (d)(2), (e)(1) (d)(3), (f)(2) (e)(2), (g)   Total
                          ---------  -------------- -------------- ----------- ---------
Cash and cash
 equivalents............  $ 500,000     $(18,326)     $(400,000)     $   --    $  81,674
Deferred financing costs
 and other assets, net..        --        18,326            --        (4,125)     14,201
Long-term debt..........   (500,000)         --         400,000          --     (100,000)
Stockholders' equity....        --           --             --         4,125       4,125
                          ---------     --------      ---------      -------   ---------
                          $     --      $    --       $     --       $   --    $     --
                          =========     ========      =========      =======   =========

    The following table summarizes the adjustments for the CCUK consolidation, with increases to minority interests and stockholders' equity balances shown as negative amounts:

                                                                     Adjustment
                                                                      Reference
                                                                     -----------
                                                                     (h),(i),(j)
                                                                     -----------
   Goodwill and other intangible assets, net........................  $599,387
   Minority interests...............................................    42,752
   Stockholders' equity.............................................  (642,139)
                                                                      --------
                                                                      $    --
                                                                      ========

    The following table summarizes the unaudited pro forma balance sheet for the restricted group under our high yield debt instruments. Such information is not intended as an alternative measure of financial position as determined in accordance with generally accepted accounting principles.

                                              As of March 31, 2000
                          --------------------------------------------------------------
                                                   Restricted
                                                     Group                   Restricted
                          Pro Forma                Pro Forma                   Group
                           for 2000                 for 2000                 Pro Forma
                          Term Loans Exclusion of  Term Loans  Adjustments    for 2000
                             and     Unrestricted     and       for CCUK    Transactions
                           Offering  Subsidiaries   Offering  Consolidation and Offering
                          ---------- ------------  ---------- ------------- ------------
Assets:
Current assets:
  Cash and cash
   equivalents..........  $  987,054 $   (34,498)  $  952,556   $    --      $  952,556
  Receivables...........      88,041     (39,877)      48,164        --          48,164
  Inventories...........      24,948     (15,489)       9,459        --           9,459
  Prepaid expenses and
   other current
   assets...............      12,897      (9,272)       3,625        --           3,625
                          ---------- -----------   ----------   --------     ----------
    Total current
     assets.............   1,112,940     (99,136)   1,013,804        --       1,013,804
Property and equipment,
 net....................   2,851,855  (1,144,906)   1,706,949        --       1,706,949
Escrow deposit for
 acquisition............      50,000         --        50,000        --          50,000
Investments in
 Unrestricted
 Subsidiaries...........         --      999,931      999,931    642,139      1,642,070
Goodwill and other
 intangible assets,
 net....................     595,166    (460,598)     134,568        --         134,568
Deferred financing costs
 and other assets, net..      98,426     (11,574)      86,852        --          86,852
                          ---------- -----------   ----------   --------     ----------
                          $4,708,387 $  (716,283)  $3,992,104   $642,139     $4,634,243
                          ========== ===========   ==========   ========     ==========
Liabilities and
 Stockholders' Equity:
Current liabilities:
  Accounts payable......  $   43,640 $   (19,725)  $   23,915   $    --      $   23,915
  Other current
   liabilities..........      99,824     (66,054)      33,770        --          33,770
  Long-term debt,
   current maturities...         --          --           --         --             --
                          ---------- -----------   ----------   --------     ----------
    Total current
     liabilities........     143,464     (85,779)      57,685        --          57,685
Long-term debt..........   2,392,566    (504,874)   1,887,692        --       1,887,692
Other liabilities.......      75,250     (69,490)       5,760        --           5,760
                          ---------- -----------   ----------   --------     ----------
    Total liabilities...   2,611,280    (660,143)   1,951,137        --       1,951,137
                          ---------- -----------   ----------   --------     ----------
Minority interests......      74,529     (56,140)      18,389        --          18,389
Redeemable preferred
 stock..................     430,291         --       430,291        --         430,291
Stockholders' equity....   1,592,287         --     1,592,287    642,139      2,234,426
                          ---------- -----------   ----------   --------     ----------
                          $4,708,387 $  (716,283)  $3,992,104   $642,139     $4,634,243
                          ========== ===========   ==========   ========     ==========